Exhibit 99.2

Biomet Announces Pricing of Senior Notes

Warsaw, Ind., Jul. 25, 2012 – Biomet, Inc. today announced that it has priced its previously announced offering of $550 million aggregate senior notes due 2020, which has been increased to $1.0 billion aggregate principal amount of senior notes due 2020 (the “Senior Notes”), at an issue price of 6.500%. The Senior Notes will be offered in a private offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”) and to non-U.S. persons in accordance with Regulation S under the Securities Act. The offering is expected to close on or about August 8, 2012, subject to customary closing conditions.

Biomet intends to use the net proceeds from the offering of the Senior Notes to fund the its tender offer for any and all of its outstanding 10 3/8% / 11 1/8% Senior Toggle Notes due 2017, including related fees expenses, and to purchase, redeem, defease or otherwise acquire or retire its outstanding indebtedness. The offering is not conditioned on the consummation of the tender offer.

The Senior Notes have not been registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States or to, or for the benefit of, U.S. persons absent registration under, or an applicable exemption from, the registration requirements of the Securities Act and applicable state securities laws.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the Senior Notes or any other security and shall not constitute an offer, solicitation or sale in any jurisdiction in which, or to any persons to whom, such offering, solicitation or sale would be unlawful. Any offers of the Senior Notes will be made only by means of a private offering circular.

About Biomet

Biomet, Inc. and its subsidiaries design, manufacture and market products used primarily by musculoskeletal medical specialists in both surgical and non-surgical therapy. Biomet’s product portfolio encompasses large joint reconstructive products, including orthopedic joint replacement devices, and bone cements and accessories; sports medicine, extremities and trauma products, including internal and external orthopedic fixation devices; spine and bone healing products, including spine hardware, spinal stimulation devices, and orthobiologics, as well as electrical bone growth stimulators and softgoods and bracing; dental reconstructive products; and other products, including microfixation products and autologous therapies. Headquartered in Warsaw, Indiana, Biomet and its subsidiaries currently distribute products in approximately 90 countries.

Contacts

For further information contact Daniel P. Florin, Senior Vice President and Chief Financial Officer, at (574) 372-1687 or Barbara Goslee, Director, Investor Relations at (574) 372-1514.

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